NY State Division of Criminal Justice Services Invites BDIC

BEVERLY HILLS, CA—(Marketwired - May 9, 2016) - Blow and Drive Interlock Corporation’s (OTCQB: BDIC) is proud to announce that the Company has received an invitation from the New York State Division of Criminal Justice Services to service New York State’s Ignition Interlock Monitoring Program.

On April 28, 2016 New York State suspended one of its 4 State approved providers of ignition interlocks.

Representatives of the New York State Division of Criminal Justice Services reached out to Blow and Drive Interlock inquiring if the Company would like join their exclusive group of ignition interlock device manufacturers who are in possession of a 2013 NHTSA certification of Breath Alcohol Detection Devices allowed for use in evidentiary and administrative programs throughout New York State.

“We just received the formal written application for a three-year minimum service agreement and we are working very hard on completing the 146-page application. I guarantee it will be submitted by the May 26, 2016 deadline and I am confident that we will exceed New York State’s expectations for ignition interlock companies,” said Laurence Wainer, CEO of Blow & Drive Interlock Corp. The N.Y.D.C.J.S. will suspend the application process during the pendency of this RFA, and until such time that any new contracts are awarded.

New York State installed approximately 25,000 ignition interlock devices between August 2010 and September 2015. “This represents, according to our preliminary analysis, a hypothetical market potential of approximately $5.9 million on an annual basis to our company,” said Mr. Wainer.

New York state passed what is commonly referred to as “Leandra’s Law.” Amongst its key provisions is a requirement that offenders convicted of relevant crimes install and maintain a functioning ignition interlock device in any motor vehicle owned or operated by such person for up to five years.

The BDI-747 is the only wireless Alcohol Ignition Interlock currently available and as far as we know are the only Company in the industry to offer our customers a FREE mail in calibration program, where permitted by state law.

With service centers in California, Oregon, Kentucky, Texas, Arizona, Tennessee and Kansas we believe we are well on our way to becoming a nationwide manufacturer and provider of alcohol detection equipment and increasing our presence in all facets of home and auto based criminal release monitoring programs. We are focused on increasing market penetration and building a nationwide criminal offender monitoring company for Offenders of all types, including parolees on house arrest. Research companies such as Forbes and Bloomberg, are estimating the Breath Alcohol Detection market alone will reach anywhere from $1.1 Billion to $3.2 Billion a year by 2018-20.

For more information on Blow & Drive Interlock’s distributor opportunity program, please visit www.blowanddrive.com or call 877-238-4492.

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This report may contain certain forward-looking statements and information. This material contains statements about expected future events and/or financial results that are forward-looking in nature and subject to risks and uncertainties. Such forward-looking statements by definition involve risks, uncertainties and other factors, which may cause the actual results, performance or achievements of mentioned company to be materially different from the statements made herein.

Contact:

Blow & Drive Interlock

Laurence Wainer

Phone: (877) 238-4492

Email: info@blowanddrive.com